Exhibit 99.1

RCF Acquisition Corp. Announces the Separate Trading of its Ordinary Shares and Warrants, Commencing December 31, 2021

Denver, CO – Dec. 28, 2021 – RCF Acquisition Corp. (NYSE: RCFA.U) (the “Company”) today announced that, commencing December 31, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Each unit consists of one class A ordinary share and one-half of one redeemable warrant.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The New York Stock Exchange (the “NYSE”) under the symbols “RCFA” and “RCFA WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “RCFA.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. and Barclays Capital Inc. acted as the joint-book-running managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 9, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-888-603-5847 or by email: Barclaysprospectus@broadridge.com.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given as to the consummation of any business combination nor the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

RCF Acquisition Corp.
(720) 946-1444
info@rcfacquisitioncorp.com